Exhibit (d)(24)(i)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of July 24, 2008 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Post Advisory Group, LLC, a Delaware limited liability company (the “Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of June 24, 2005 (“Agreement”), for the AXA Premier VIP Trust (“Trust”) to reflect a change in name of the Trust’s Portfolio as follows:

1. Name Change. The name of the AXA Premier VIP High Yield Portfolio is changed to the Multimanager High Yield Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the Multimanager High Yield Portfolio of the Trust.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		POST ADVISORY GROUP, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Allan Schweitzer
	Steven M. Joenk		Name: Allan Schweitzer
	Senior Vice President		Title: Chief Investment Officer and Senior Portfolio Manager

APPENDIX A

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee
Multimanager High Yield Bond Portfolio*	0.40% of the average daily net assets of the Post Allocated Portion.

*	Fee to be paid shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Post Allocated Portion.”